171710v4 Digioutsource - General Business Exhibit 16.1 Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549 United States of America May 13, 2025 Ladies and Gentlemen: We have been furnished with a copy of the “Change in Registrant’s Certifying Accountant” on Form 6-K dated May 13, 2025 for the event that occurred on May 13, 2025 to be filed by our former client, Super Group (SGHC) Limited. We agree with the statements made in response to that Item insofar as they relate to our Firm. Yours faithfully /s/ BDO LLP BDO LLP London, United Kingdom